Exhibit 10.1

Execution Version

Settlement Agreement and Mutual Release

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into as of the date of the last signature (the “Effective Date”),

by and between:

Galantos Pharma GmbH i.L., a company in liquidation and incorporated under the laws of the Federal Republic of Germany, with its registered office at Neuweg 16a, 55218 Ingelheim, Germany (“Galantos”),

and

Alpha Cognition Inc., a corporation existing under the laws of Canada, with its principal place of business at 1200 – 750 West Pender Street, Vancouver, BC, V6C 2T8, Canada (“Alpha”),

each a “Party” and together the “Parties.”

RECITALS

A.	Galantos and Neurodyn Life Sciences Inc., a corporation incorporated under the British Columbia Business Corporations Act (“Neurodyn”) entered into that certain Memogain Asset Purchase Agreement dated as of August 23, 2013 (the “APA”), pursuant to which Galantos sold and assigned all rights, title and interest in and to the Memogain Technology, the Memogain Trademarks and the Memogain Assets, including the Benzgalantamine technology (as those terms are defined in the APA) to Neurodyn, against payment of royalties as set forth in Clause 3 of the APA.

B.	Alpha acquired and assumed all rights and obligations under the APA from Neurodyn pursuant to that certain Memogain Technology License Agreement by and between Neurodyn and Neurodyn Cognition Inc. dated as of October 18, 2013, as amended by that certain Second Amended Memogain Technology License Agreement by and among Neurodyn, Alpha Cognition Canada Inc. and Alpha dated as of March 1, 2023 in accordance with Clause 2.3 of the APA.

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C.	Up and until the Effective Date Galantos has received royalty payments under the APA in an aggregate amount of EUR 785,780 (the “Paid Royalties”).

D.	Galantos is in a process of liquidation and winding up its affairs. Upon completion of its liquidation and winding up in accordance with applicable laws, Galantos shall be deemed fully dissolved and shall cease to exist as a legal entity. Accordingly, from such date, Galantos shall have no further rights, obligations, or liabilities and shall no longer pursue any activities, claims or proceedings of any kind, except as may be required by law to complete the winding-up process.

E.	Galantos, acting by and through its duly appointed liquidator, and Alpha now wish to settle all remaining royalty payment and other obligations under the APA against a one-time payment.

F.	All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the APA.

Now, therefore, in exchange for and in consideration of the mutual promises and covenants contained herein, along with other good and valuable consideration, the Parties hereby agree as follows:

1.	Definitions

Capitalized terms used but not otherwise defined herein shall have the meaning as set out in the APA.

2.	Settlement Payment

Alpha shall pay to Galantos an amount of EUR 51,000 (in words: five million two hundred fourteen thousand two hundred twenty euros) (the “Settlement Payment”).

The Parties acknowledge and agree that approximately EUR 55,000 of the Settlement Payment above economically relates to royalty entitlements accrued during the fiscal year 2025. This attribution is agreed solely for documentation purposes and shall not affect the payment date or payment obligation.

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The Settlement Payment shall be sent to Galantos by 15 April 2026 at the latest to the following bank account of Galantos:

[***]

All payments will be made by electronic bank transfer in immediately available funds free of bank charges or other fees and will be deemed validly made when the transfer order is unconditionally and irrevocably made.

The Parties agree that the Settlement Amount payable under this Agreement is not subject to value added tax (“VAT”) pursuant to the provisions of the German Value Added Tax Act; provided that, if any VAT is determined to be due in connection with the Settlement Amount, such VAT shall be borne and paid solely by Galantos, and Alpha shall have no responsibility or liability with respect to such VAT. The Parties further agree that the Settlement Amount represents final payment by Alpha with respect to the Royalty Payments due to Galantos under Clause 3 of the APA, and no further payments shall be due.

3.	Waiver and Release

3.1 Release of Claims by Galantos.

(a) General Release. Galantos, for itself and its agents, attorneys, successors and assigns, and anyone acting or claiming to act on behalf of Galantos, hereby waives, releases, and forever discharges Alpha and its agents, attorneys, successors and assigns (collectively, the “Released Alpha Parties”) from any and all claims, causes of action or demands (collectively, (“Claims”) for damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in any way arise from, grow out of, or are related to the APA.

(b) Covenant Not to Sue. Galantos hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands, or causes of action against the Released Alpha Parties based upon or relating to any of the Claims released and forever discharged pursuant to this Agreement. If Galantos breaches this covenant not to sue, Galantos hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Alpha Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Galantos agrees that it will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Released Alpha Parties. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible. Notwithstanding the above, no rights granted to Galantos under this Agreement or the APA shall be released or otherwise waived by the release set forth in this Section 3.1.

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3.2 Release of Claims by Alpha.

(a) General Release. Alpha, for itself and its agents, attorneys, successors and assigns, and anyone acting or claiming to act on behalf of Alpha, hereby waives, releases, and forever discharges Galantos and its agents, attorneys, heirs, administrators, executors, successors and assigns (collectively, the “Released Galantos Parties”) from any and all Claims for damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in any way arise from, grow out of, or are related to the APA.

(b) Covenant Not to Sue. Alpha hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands, or causes of action against the Released Galantos Parties based upon or relating to any of the Claims released and forever discharged pursuant to this Agreement. If Alpha breaches this covenant not to sue, Alpha hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Galantos Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Alpha agrees that Alpha will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Released Galantos Parties. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible. Notwithstanding the above, no rights granted to Alpha under this Agreement or the APA shall be released or otherwise waived by the release set forth in this Section 3.2.

3.3 The Parties agree that the rights and obligations contained in Sections 3.1 and 3.2 shall be subject to payment of the Settlement Amount in full.

4.	No Disparagement.

Each Party agrees not to make any negative or disparaging statements or remarks concerning the other Party to any third person which might reasonably result in the public disclosure of such negative or disparaging statements or remarks in the form of newspaper or magazine articles, television or radio broadcasts, book publications, speeches, addresses or seminars. The Parties acknowledge and agree that the foregoing provision applies to posting information on the Internet and/or social media outlets. This provision shall be construed as broadly as state and/or federal law permit, but no more broadly than permitted by applicable state and/or federal law. The Parties acknowledge and agree that this Section 4 shall not be interpreted to prevent either Party from providing truthful testimony under oath.

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5.	Non-Disclosure of this Agreement.

Each Party agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer, manager or director of Company or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members, legal and financial planners, or tax preparers who are also bound by this confidentiality provision.

6.	Representations and Warranties of the Parties.

Each Party hereby certifies, represents, and warrants to, and for the benefit of, the other Party, as follows:

(a)	Alpha is duly organized, validly existing entity and in good standing under the laws of Canada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)	Galantos is a company incorporated under the laws of the Federal Republic of Germany, and it is currently in liquidation in accordance with applicable law.

(c)	Each Party has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. With respect to Galantos, such authority has been duly granted to and is being exercised by a liquidator, appointed in accordance with applicable law and procedures. This Agreement constitutes a legal, valid, and binding obligation of each Party, and, assuming the due authorization, execution and delivery of this Agreement by each Party, enforceable against the other Party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

(d)	The execution, delivery, and performance of this Agreement by each Party will not (i) conflict with, breach, or result (with or without due notice, the passage of time or both) in a default (or give rise to any right of termination, cancellation, or acceleration) under any provision of any contract, agreement, commitment, or restriction of any kind to which such Party is a party or by which it is bound, (ii) violate any applicable law, statute, judgment, decree, order, regulation, or rule of any court or governmental authority applicable to such Party or its properties or assets, or (iii) require any waiver by, consent or approval of, or any filing or registration with, any creditor of such Party; provided that, if a waiver, consent or approval by the liquidator of Galantos is required for the execution, delivery, and performance of this Agreement, such waiver, consent or approval has been duly obtained prior to the execution of this Agreement.

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(e)	There is no action, suit, claim, proceeding, arbitration, governmental inquiry, or investigation pending or, to each Party’s knowledge, threatened against such Party at law or in equity before or by any instrumentality, domestic or foreign, which, if adversely determined, would be reasonably likely to prevent in any material respect the consummation of the transactions contemplated by this Agreement.

7.	Indemnification. The representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the termination of this Agreement.

(a)	Galantos, to the extent permitted under applicable law and within the scope of its liquidation, shall indemnify, defend and hold harmless, Alpha and its affiliates and their respective shareholders, members, managers, directors, officers, agents, employees, affiliates and assigns from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees) arising out of or related to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Galantos contained in this Agreement.

(b)	Alpha shall indemnify, defend and hold harmless, Galantos and its affiliates and their respective shareholders, members, managers, directors, officers, agents, employees, affiliates and assigns from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees) arising out of or related to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Alpha contained in this Agreement.

8.	Future Cooperation. Each of Galantos and Alpha agrees to cooperate with one another at all times from and after the Effective Date with respect to any of the matters described herein, and to execute any further deeds, bills of sale, assignments, releases, assumptions, notifications, or other documents as may be reasonably requested by the other Party for the purpose of giving effect to, evidencing or giving notice of the transactions evidenced by this Agreement; provided, however, that in the case of Galantos, any such future cooperation shall be undertaken within the scope of its ongoing liquidation.

9.	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the Parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto, shall be valid unless made in writing and signed by the Parties intended to be bound thereby.

10.	Waiver; Remedies. Waiver by either Party of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches of rights or a future breach of the same duty. The failure of a Party to take any action by reason of any such breach or to exercise any such right shall not deprive any Party of the right to take any action at any time while such breach or condition giving rise to such right continues. Except as expressly limited by this Agreement, the Parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

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11.	Benefit/Assignment. Subject to any provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns; provided, however, that neither Party may assign this Agreement or any of such Party’s rights or obligations hereunder without the prior written consent of the other Party.

12.	No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

13.	Expenses. Each Party shall pay its own expenses in connection with the negotiation, execution and performance of this Agreement, the transactions described in this Agreement, and all things required to be done by it pursuant to this Agreement, including counsel fees, brokerage, finder or financial advisor fees, filing fees and accounting fees.

14.	Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by the laws of Germany excluding the United Nations Convention for the International Sale of Goods (CISG) and the conflict of law rules. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the courts of Germany in accordance with place of business of Galantos.

15.	Costs and Attorneys’ Fees. In the event of a dispute between the Parties with respect to the interpretation or enforcement of the terms hereof, the prevailing Party shall be entitled to collect from the other Party its reasonable costs and attorneys’ fees, including its costs and fees on appeal, if any.

16.	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement. Signatures given by facsimile or portable document format (or similar format) shall be binding and effective to the same extent as original signatures.

Signatures follow on the next page

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IN WITNESS WHEREOF, the undersigned have hereunto set their names on the date indicated below.

GALANTOS PHARMA GMBH i.L.

/s/ Max Carlos Maelicke
Mr. Max Carlos Maelicke
Liquidator

ALPHA COGNITION INC.

/s/ Michael McFadden	/s/ Henry Du
Mr. Michael McFadden	Mr. Henry Du
Chief Executive Officer	Chief Financial Officer

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